MAXXAM DEFERS PROPOSED PRIVATE PLACEMENT
                            OF EXCHANGEABLE DEBT

          HOUSTON, Texas, September 13, 1995 -- MAXXAM Inc. said today that it has elected to defer its proposed private placement of $75 million of Exchangeable Senior Secured Bonds Due 2005.
          The company has not made a determination when or if it will proceed with such offering. If the company determines to proceed with the offering, it will make an announcement at an appropriate time.
          As a result of the company's deferral of the private placement, it is also deferring its contemplated redemption of approximately $17.5 million aggregate principal amount of its 12-1/2% Subordinated Debentures Due December 15, 1999, and approximately $25 million aggregate principal amount of its 14% Senior Subordinated Reset Notes Due May 20, 2000.
          MAXXAM Inc. is a diversified FORTUNE 1000 company engaged primarily in aluminum, forest products, and real estate. It owns approximately 62% of the voting stock of Kaiser Aluminum Corporation (NYSE:KLU).